Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-11492, File No. 333-36785, File No. 333-37420 and File No. 333-70951) and Forms S-8 (File No. 333-08249, File No. 333-08251, File No. 333-30854, File No. 333-30926, File No. 333-55316, File No. 333-66903 and File No. 333-70947) of Wilhelmina International, Inc. of our report dated March 23, 2009, which appears on page 31 of this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ Burton McCumber & Cortez, L.L.P.
Brownsville, Texas
April 13, 2009